UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 17, 2007

TENNANT COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Lilac Drive, P.O. Box 1452 Minneapolis, Minnesota	55440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (763) 540-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Frank L. Sims

Frank L. Sims formally submitted to the Board of Directors of Tennant Company (the “Company”) on December 18, 2007 his resignation from the Board effective as of January 1, 2008, in accordance with the Company’s policy under its Corporate Governance Principles, which requires directors to offer to step down from the Board when they retire from their employment. Mr. Sims previously announced that he would retire from his position as Corporate Vice President, Transportation and Product Assurance of Cargill, Incorporated in January 2008. Mr. Sims’ term on the Company’s Board would have expired at the time of the 2008 annual meeting of shareholders in April 2008.

Approval of 2008 LTIP and 2008 STIP

On December 17, 2007, the Compensation Committee (the “Committee”) of the Company’s Board approved the following:

Long-Term Incentive Plan 2008.  The Committee approved the Long-Term Incentive Plan for 2008 (“2008 LTIP”). The 2008 LTIP provides for the issuance of performance shares under the Company’s equity compensation plans, based on the achievement of economic profit improvement of the Company over a three-year performance period commencing in 2008 through the end of 2010. Awards are paid based on a sliding scale for economic profit improvement, with a maximum payout at 200% of target. Each participant’s target is based on a percentage of base salary in effect as of March 31 of the first year in the measurement period, with 70% of the target incentive set in shares and 30% of the target set in cash. For each award, 70% of the award is denominated in shares of the Company’s common stock, which pays out in the form of stock, and 30% of the award is denominated in dollars, which pays out in the form of cash.

Short-Term Incentive Plan 2008.  The Committee approved the Short-Term Incentive Plan for 2008 (“2008 STIP”). The 2008 STIP provides for bonuses to members of the Company’s management team based on achievement of economic profit improvement at the corporate and business unit levels and achievement of individual goals. Each participant’s target is based on a percentage of base salary. In order to determine the amount of the payout, the target is multiplied by (i) an economic profit improvement factor based on a sliding scale for economic profit improvement and (ii) an individual performance factor based on achievement of individual performance expectations, as determined by the Committee. At least 50% of each participant’s target award will be based upon achievement of economic profit improvement at the corporate level. If the corporate and business unit levels of economic profit are below 25% of the target improvement level, payouts of up to 25% of target can be made (the exact amount will be determined in the Committee’s discretion) so long as (i) the payout does not equal more than 25% of the actual net operating profit before taxes of the Company or the business unit and (ii) the individual objectives score is at least 90% of the target performance level. The individual performance factors include personal and business objectives approved by the Management Committee (as defined in the 2008 STIP). Awards under the 2008 STIP are paid in cash; however, any payout in excess of 200% of target is paid in the form of shares of restricted stock with a vesting schedule of 50% per year over two years. If a participant announces his or her retirement after receipt of the restricted stock, the restrictions shall lapse. If a participant retires during the performance year for the 2008 STIP, payouts in excess of 200% of target will be made in cash.

Target levels of payouts, based on percentages of base salary, for the Company’s named executive officers under the 2008 LTIP and the 2008 STIP will be approved by the Committee in February 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TENNANT COMPANY
Date: December 21, 2007	/s/ Heidi M. Hoard
Vice President, General Counsel and Secretary